EXHIBIT 4.5

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (the “Third Supplemental Indenture”), dated as of December 19, 2016, to the Indenture dated as of October 7, 2010 (the “Base Indenture” and, as amended and supplemented to the date hereof, the “Indenture”) by and among UIL HOLDINGS CORPORATION, a Connecticut corporation (“UIL”), AVANGRID, Inc., a corporation duly organized and existing under  the laws of the State of New York (“Avangrid"), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a corporation organized under the laws of the State of New York authorized to conduct a banking business, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the predecessor company to UIL, UIL Holdings Corporation (“Predecessor UIL”) and the Trustee have heretofore executed and delivered the Base Indenture to provide for the issuance of Predecessor UIL’s unsecured senior debt securities to be issued from time to time in one or more series as might be determined by Predecessor UIL under the Indenture;

WHEREAS, Predecessor UIL and the Trustee have heretofore executed and delivered the First Supplemental Indenture, dated as of October 7, 2010, pursuant to which Predecessor UIL issued its 4.625% Notes due 2020, in the aggregate principal amount of $450,000,000 (the “2010 Notes”);

WHEREAS, on December 16, 2016, Predecessor UIL merged with and into Green Merger Sub, Inc., a Connecticut corporation (the “Merger”);

WHEREAS, in connection with the Merger, the surviving entity, Green Merger Sub, Inc., was renamed UIL;

WHEREAS, Predecessor UIL, Green Merger Sub, Inc. and the Trustee have heretofore entered into a Second Supplemental Indenture, dated as of December 16, 2015, pursuant to which UIL, as the surviving entity of the Merger, assumed all of the obligations of Predecessor UIL under the Indenture and the 2010 Notes;

WHEREAS, UIL is a subsidiary of Avangrid;

WHEREAS, UIL and Avangrid desire to amend the Indenture and the 2010 Notes to provide for the substitution of UIL with Avangrid as the issuer thereunder;

WHEREAS, Section 9.01(f) of the Base Indenture permits the execution of supplemental indentures without notice to or the consent of any Holders to make any change that does not materially adversely affect the rights of any Holder;

WHEREAS, the substitution of UIL with Avangrid as the issuer under the Indenture and the 2010 Notes shall not materially adversely affect the rights of any Holder;

WHEREAS, pursuant to this Third Supplemental Indenture, Avangrid shall be substituted for UIL as issuer of the 2010 Notes and assume all of the obligations and perform every covenant of the issuer in the Indenture (including every Supplemental Indenture) and the 2010 Notes (collectively, the "Obligations");

WHEREAS, upon assumption of the Obligations by Avangrid, UIL shall be relieved of all obligations and covenants under the Indenture;

WHEREAS, in connection with the execution of this Third Supplemental Indenture, the Trustee has received Officers’ Certificates and Opinion of Counsel as contemplated by Sections 9.05 and 10.03  of the Base Indenture; and

WHEREAS, all conditions necessary have been done or performed to make this Third Supplemental Indenture a valid and binding agreement of UIL and Avangrid in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, UIL, Avangrid and the Trustee hereby agree as follows:

ARTICLE 1

RATIFICATION; DEFINITIONS

Section 1.01.  Third Supplemental Indenture. This Third Supplemental Indenture is supplemental to, and is entered into pursuant to Section 9.01(f) of the Base Indenture, and except as expressly modified, amended or supplemented by this Third Supplemental Indenture, all the terms, conditions and provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.02. Definitions. Unless the context shall otherwise require, all terms which are defined in the Indenture shall have the same meanings, respectively, in this Third Supplemental Indenture as such terms are given in the Indenture.

ARTICLE 2

ASSUMPTION OF OBLIGATIONS

Section 2.01 Assumption of Obligations under Indenture and 2010 Notes. As of the date hereof, Avangrid hereby expressly assumes the due and punctual payment of principal of (and premium, if any) and interest, if any, on all the 2010 Notes and the performance of every covenant of the Indenture on the part of UIL to be performed or observed.

(b)As of the date hereof, Avangrid succeeds to, is substituted for and may exercise every right and power of, UIL under the Indenture and the 2010 Notes with the same effect as if Avangrid had originally been named in the Indenture and the 2010 Notes as the “Company” and UIL shall be relieved of all obligations and covenants under the Indenture and the 2010 Notes.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Effective of Supplemental Indenture. This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Third Supplemental Indenture forms a part thereof.

Section 3.02. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

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Section 3.03. Acceptance. The Trustee accepts the Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or the due execution hereof by UIL or Avangrid or in respect of the recitals contained herein, all of which are made solely by UIL and Avangrid. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the 2010 Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.04. Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by Avangrid or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 3.05. Severability. In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture, but this Third Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.06. Governing Law. This Third Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

Section 3.07. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Third Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 3.08. No Benefit. Nothing in this Third Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the 2010 Notes, any benefit or legal or equitable rights, remedy or claim under this Third Supplemental Indenture, the Indenture or the 2010 Notes.

Section 3.09. References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Supplemental Indenture may refer to the Indenture without making specific reference to this Third Supplemental Indenture, but nevertheless all such references shall include this Third Supplemental Indenture unless the context requires otherwise.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the day and year first above written.

UIL Holdings Corporation

By		: /s/ Steven P. Fauzza
Name: Steven P. Fauzza Title: Vice President, Controller & Treasurer

By	:	/s/ Leonard Rodriquez
Name: Leonard Rodriquez Title: General Counsel

Avangrid, Inc.
By	:	/s/ Howard Coon
Name: Howard Coon Title: Vice President & Treasurer
By	:	/s/ Daniel Alcain
Name: Daniel Alcain Title: Senior Vice President – Controller
The Bank of New York Mellon, as Trustee

By:		/s/ Francine Kincaid
Name: Francine Kincaid Title: Vice President

{N3338176.2}[Signature Page to the Third Supplemental Indenture]